EXHIBIT 99.1
VCA Antech, Inc.

2012 Annual Meeting of Stockholders – Monday, May 21, 2012

The following are talking points dated May 11, 2012 for telephone calls that officers of the Company may make to select stockholders relating to Proposal No. 3 ‘Advisory vote approving the compensation of our named executive officers’.

1. The Purpose of This Communication.

1.1 We are contacting you to answer any questions you may have regarding our 2012 proxy proposals and specifically with respect to our Say on Pay proposal.

1.2 VCA Antech’s Board of Directors has recommended that stockholders vote in favor of this proposal.

1.3 ISS Proxy Advisory Services and Glass Lewis, Inc. have recommended a vote “AGAINST” this proposal.  Both reports highlighted the large equity grant awarded VCA Antech’s chief executive officer in 2011 and the size of the compensation package compared to their own selected peer groups (as opposed to the peer group selected VCA Antech’s Compensation Committee).

1.4 We are contacting you to describe how the approach our Compensation Committee has taken in establishing the Target Compensation for our Named Executive Officers is superior to those adopted by ISS and Glass Lewis.

1.5 We ask that you vote in support of our Say on Pay proposal despite the ISS and Glass Lewis recommendations.

2. Key Performance Achievement in 2011.  In 2011 under the leadership of our management team, we contributed to long-term stockholder value in the following ways:

2.1 Total revenue for 2011 increased 7.5% over the prior year to a 12-month record of $1.49 billion,

2.2 Cash Flows from operations increased $23.0 million to $191.1 million in 2011, representing 13.7% of total revenue,

2.3 The trend of 11 straight quarters of negative same store sales revenue in our Animal Hospital segment during a difficult economic environment was reversed with two successive quarters of positive same store sales revenues in our Animal Hospital segment in the second half of 2011,

2.4 We acquired 27 animal hospitals located in the United States, representing $90 million of annualized revenue, including the acquisition of BrightHeart Veterinary Centers, which operates nine animal hospitals, eight of which focus on the delivery of specialty and emergency medicine,

2.5 We expanded the breadth of our product offerings to the veterinary community with the acquisition of Vetstreet, the nation’s largest provider of online communications, professional education and marketing solutions to the veterinary community, and

2.6 We laid the groundwork for the acquisition of the remaining equity interests in Associate Veterinary Clinics (consummated in January 2012), which operates 44 hospitals in three Canadian provinces.

3. Responsiveness to Shareholder Concerns.  In response to the voting results on our 2011 Say on Pay Proposal, our Compensation Committee has made significant changes to the structure of our compensation program:

3.1 Base salaries for our four most senior Named Executive Officers were held constant in 2011,

3.2 Pursuant to our policy, adopted in 2010, cash bonus awards to Named Executive Officers for 2011 were performance based (in prior years we had made discretionary cash bonuses),

3.3 We added a second performance metric (total revenue) for our annual cash performance awards and increased the potential leverage in both our cash performance award program and our equity performance award program,

3.4 While the Company achieved performance measures that would have entitled our four most senior Named Executive Officers a “target” cash performance award, the Compensation Committee, noting the decline in the Company’s stock performance over 2011, exercised its negative discretion to reduce the cash performance awards, resulting in a decrease for our Chief Executive Officer of 33% of what he would have otherwise been entitled to and a decrease for our other three most senior Named Executive Officers that averaged 11% of what they would have otherwise been entitled to,

3.5 The Company granted performance based restricted stock awards and imposed a four-year vesting period.  Consequently, the ultimate value of the awards will depend on the performance of the Company’s stock over this four-year period, and

3.6 Our Compensation Committee has adopted a policy requiring Named Executive Officers to hold shares granted pursuant to the Company’s Equity Incentive Plan (both shares underlying options and restricted shares) for an additional 24 months following the date such shares vest pursuant to the Equity Incentive Plan.  This policy will be in effect for all grants commencing with those made in 2012.

4. ISS Comment:  “CEO pay remains high on both a relative and absolute basis, even when the company’s large 2011 equity grant is normalized over three years.”

4.1 We believe there is a strong link between the performance of our Named Executive Officers (NEOs) and their compensation.  As shown on page 21 of the proxy, the Company’s NEO’s fixed compensation was on average about 15% of their 2011 total direct compensation, and CEO’s fixed compensation was about 8% of his 2011 total direct compensation.  The NEOs’ contingent compensation is linked to achieving pre-established performance measures (Adjusted EBITDA and Revenue).  With over 85% of our NEO’s 2011 total direct compensation, on average, dependent upon achieving a pre-established performance measures, our NEO’s compensation would increase in 2011 only if the Company achieved the “minimum” Adjusted EBITDA and Revenue goals for 2011.

4.2 A substantial portion of our NEOs’ contingent compensation is in the form of restricted stock awards, which includes a four year time vesting provision in addition to performance vesting.  Consequently, the ultimate value of these restricted stock awards will be dependent upon the stock price performance of VCA Antech’s common stock over an extended period of time.

4.3 We understand that ISS’ approach to selecting a peer group relies on standard industry groupings and revenue parameters.  ISS has placed the Company in the “Health Care Facilities” sector.  However, our Company is a diverse set of veterinary health care centers, laboratories and technology companies.  We do not believe that the ISS approach to selecting the peer group is the most appropriate way of looking at our Company.  The Company’s approach, which has been in place for several years and was developed in conjunction with independent compensation consultants, seeks to identify companies with similar revenues, revenue growth, business focus and operating models as the Company.  There are only a small number of animal health care companies that are public, so the Compensation Committee has included in its Comparison Group companies in the healthcare industry and growth companies in general industry that operate multiple locations, over a wide geographic area, and have a large employee base, such as retail, restaurants, leisure facilities and specialty stores, with a focus on companies with a revenue base of between $600 million and $3.0 billion, roughly ½x to 2x our revenue base.

4.4 Our Compensation Committee believes that its Comparison Group is representative of companies within our industry, companies of similar complexity to us, companies with similar geographic footprints, companies with whom we compete for talented employees, and companies that have design dependent premium brands, specialty retail operations, international operations, and high operating margins.  Our Compensation Committee believes that its peer group approach is more useful in setting compensation targets because our Comparison Group reflects the companies that we compete with for discretionary consumer spending and executive talent.

4.5 The ISS report criticized the Company’s Comparison Group, indicating that it was comprised primarily of peer companies that “are larger in revenue, with two companies significantly larger in revenue”.  With respect to one of these companies, its current size (measured by revenue) is a result of a merger following the time that the Compensation Committee compiled its peer group data.  Our Compensation Committee has eliminated that company from its Comparison Group for 2012 in light of the merger.  For 2011, our Compensation Committee took into account the relative size of the Comparison Group, positioning total direct compensation and each of the principal elements of compensation between the 25th and 50th percentile of the Comparison Group.  Total cash compensation (salary plus cash performance award) for our Chief Executive Officer for 2011 was slightly above the 25th percentile and the three year average performance stock award (2009-2011) was at the 25th percentile when compared to our Comparison Group.

5.  Glass Lewis Comment:  Glass expressed concern that it is unclear from our proxy disclosures as to our Compensation Committee’s intent with respect to future equity grants to our CEO.

5.1 Glass Lewis stated that the equity grant in 2011 to our CEO “may be appropriate if it is intended to be a multi-year, front loaded equity grant, which it seems to be.”  Glass Lewis, however, felt that the intent of the award and the future policy of the Compensation Committee as it applies to equity grants was unclear.

5.2 The size of the 2011 equity grants took into account the fact that no equity grants had been made to our NEOs since 2008.  The size of the awards were pegged to the three year average award as if the award had been made in three installments in each of 2009, 2010 and 2011.  Our Compensation Committee has adopted a policy of making annual grants in future periods, beginning in 2012.  If this policy has been in place in 2009-2011 it would have been expected that the annual targeted grants would have been approximately one-third of the targeted grants in 2012.  While actual grants will be dependent on the Compensation Committee’s review of peer group information and an assessment of Company performance, this is good indicator of future policy.

6. ISS and Glass Lewis Comment:  Both Glass Lewis and ISS commented negatively on the Company’s use of a singular performance metric for both short-term and long-term compensation.

6.1 The comment is made that shareholders may prefer a long-term incentive measure to align with the Company’s long-term strategic goals and having a common metric for the short-term and long-term incentive programs may result in duplicate payments.

6.2 We note that in 2011, the Compensation Committee adopted two performance metrics, Adjusted EBITDA and Revenue for short term incentive payments.  These measures were given even weight when determining the actual award.  (However, as noted in the proxy, the Compensation Committee exercised negative discretion and reduced the bonuses actually awarded.)

6.3 The Company’s use of a common metric for its short-term and long-term incentive programs has been in place for most of the past decade (although in some years short-term incentives were awarded on a discretionary bases) with significant input from two different independent compensation consultants over that period.  The Company’s Chief Financial Officer, who is the primary point of contact our shareholders, is not aware of any shareholders expressing concern about the use of one common metric for the short-term and long-term incentive programs.

6.4 The Company’s Board of Directors oversees the Company’s strategy and business plans with a view towards increasing long-term shareholder value.  The performance goal, which is set each year for both short-term and long-term variable compensation, is designed to reward performance in the current year that is linked to the Company’s long-term strategy.

6.5 Considering that the Company has used a common performance metric for short-term and long-term incentives for most of the last decade, the Company believes that its contingent compensation program is well aligned with the interests of the Company’s shareholders.